Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2017 (August 22, 2017 as to Note 12 and September 15, 2017 as to the reverse stock split as described in the Stock Split paragraph in Note 13), relating to the consolidated financial statements of Roku, Inc. and its subsidiaries (the “Company”), appearing in the Prospectus dated September 27, 2017 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-220318 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 28, 2017